                                                                     EXHIBIT 2.1

                            DISTRIBUTION AGREEMENT
                    PLAN OF REORGANIZATION AND DISTRIBUTION

          DISTRIBUTION AGREEMENT ("Agreement") dated as of June 30, 2001, by and between Equifax Inc., a Georgia corporation ("Equifax"), and Certegy Inc., a Georgia corporation ("Certegy").

                                   RECITALS

          A. Certegy is a wholly-owned subsidiary of Equifax formed for the purpose of taking title to the stock of certain Equifax subsidiaries, the assets and liabilities of which constitute the businesses of Equifax's Payment Services Group ("PSG").

          B. The Board of Directors of Equifax has determined that it is in the best interests of Equifax and its shareholders to transfer and assign to Certegy effective at and after the Effective Time (as defined herein) and as a contribution to the capital of Certegy, the capital stock of the Equifax subsidiaries that currently operate the PSG businesses and certain related assets and to receive in exchange therefor shares of Certegy Common Stock and the Borrowing Proceeds (each as defined herein).

          C. The Board of Directors of Equifax has further determined that it is in the best interests of Equifax and its shareholders to make a distribution (the "Distribution") to the holders of Equifax Common Stock (as defined herein) of all of the outstanding shares of Certegy Common Stock at the rate of one share of Certegy Common Stock for every two shares of Equifax Common Stock outstanding as of the Record Date (as defined herein).

          D. The parties intend that the Contribution constitute a reorganization described in Section 368(a)(1)(D) of the Code (as defined herein) and that the Distribution not be taxable to Equifax or its shareholders pursuant to Section 355 of the Code.

          E. The parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          Section 1.01.  Definitions.  As used herein, the following terms have
                         -----------
the following meaning:

          "Action" means any claim, suit, arbitration, inquiry, proceeding, or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

          "Agreement Regarding Leases" means the Agreement Regarding Leases entered into at or prior to the Effective Time among Equifax, Payment Services, and the other entities entering into such agreement, as amended from time to time.

          "Ancillary Agreements" means all of the written agreements, instruments, understandings, assignments and other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Employee Benefits Agreement, the Transition Support Agreement, the Intercompany Data Purchase Agreement, the Intellectual Property Agreement, the Tax Sharing and Indemnification Agreement, the Real Estate Agreements, Agreement Regarding IBM UK Mainframe Services, Agreement Regarding IBM Australian Mainframe and Network Services, US and UK Network Services "Authorized User" Agreement, IBM United Kingdom Limited Transition Services Agreement, Agreement Regarding IBM Canadian Data Center Services Agreement and other documents relating to the transfer of assets and liabilities in contemplation of the Contribution and Distribution.

          "Applicable Rate" means the Prime Rate plus 2%.

          "Assets" means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

          "Borrowing Proceeds" means proceeds from the Certegy Revolving Credit Agreement in the amount of $275,000,000.

          "Brazil Agreements" means the agreements, assignments and documents relating to the transfer by Equifax do Brasil Holdings, Ltd. of its ownership interests in Unnisa-Solucoes em Meios de Pagamento Ltda., Partech Ltd., and Equifax Cayman Islands Ltd. to Payment Brasil Holdings Ltda.

          "Card Solutions France" means Equifax Card Solutions S.A., a wholly-owned subsidiary of Equifax organized under the laws of France.

          "Certegy Articles" means the articles of incorporation of Certegy in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          "Certegy Asia Pacific" means Certegy Asia Pacific Holdings Inc., a wholly-owned subsidiary of Equifax organized under the laws of the State of Georgia.

          "Certegy Assets" means (a) the capital stock of Payment Services, FSB, Certegy Canada, Card Solutions France, Certegy Asia Pacific and Certegy Ltd. to be transferred at or prior to the Distribution Date by Equifax to Certegy, (b) the Real Estate Assets, and (c) except as otherwise provided in an Ancillary Agreement, all Assets that are (i) owned of record or held in the name of a member of the Certegy Group on the Distribution Date, (ii) treated for internal financial reporting purposes of Equifax prior to the Distribution Date or on the PSG Balance Sheet as owned by a member of the Certegy Group, (iii) on the Distribution Date used exclusively by one or more members of the Certegy Group, or (iv) transferred to a member of the Certegy Group pursuant to any Ancillary Agreement.

          "Certegy Business" means the businesses now or formerly conducted by PSG, including the businesses of providing payment transaction processing and check risk management services to financial institutions and merchants.

          "Certegy Bylaws" means the bylaws of Certegy in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          "Certegy Canada" means Certegy Canada, Inc., a wholly-owned subsidiary of Equifax organized under the laws of Canada.

          "Certegy Common Stock" means the outstanding shares of common stock, $.01 par value, of Certegy.

          "Certegy Group" means Certegy, Payment Services, FBS, Certegy Canada, Card Solutions France, Certegy Asia Pacific, Certegy Ltd., any of their respective subsidiaries and any subsidiary or division of any member of the Equifax Group that is included in the assets of the Certegy Business as reflected in the pro forma combined balance sheet of Certegy as of March 31, 2001 contained in the Information Statement.

          "Certegy Liabilities" means (a) Liabilities of any member of the Certegy Group under this Agreement or any Ancillary Agreement, (b) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities incurred in connection with the conduct or operation of the Certegy Business (including any acquired businesses) or the ownership or use of the Certegy Assets, whether arising before, at or after the Effective Time, (c) Liabilities arising under or in connection with the Form 10, except to the extent such Liabilities arise out of or are based upon information about Equifax included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled "Summary - Our Business," "Summary - The Distribution," and "The Distribution - Reasons for the Distribution," (d) except as otherwise expressly provided in this Agreement or any Ancillary Agreement, Liabilities set forth on the PSG Balance Sheet, (e) except as otherwise provided in this Agreement or any Ancillary Agreement, Liabilities of the Equifax Group or the Certegy Group relating to a Sold PSG Business or arising out of the sale thereof, and (f) any Liabilities relating to or arising out of the acquisition (whether through an acquisition of stock or assets or a merger, share exchange or other form of business combination) of any business prior to the Effective Time by any member of the Certegy Group, except to the extent such Liabilities arise out of or are based upon the issuance of securities of Equifax in any such business combination transaction.

          "Certegy Ltd." means Certegy Limited., a wholly-owned subsidiary of Equifax organized under the laws of England and Wales.

          "Certegy Revolving Credit Agreement" means the Revolving Credit Agreement among various lenders and Certegy, which provides for borrowing of the Borrowing Proceeds for the purpose of making the payment provided for in Section 2.01.

          "Chile Agreements" means that agreements, assignments and documents relating to the transfer by Equifax de Chile, S.A. of its ownership interests in Procard S.A. to Payment Chile S.A.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Commission" means Securities and Exchange Commission.

          "Contribution" is defined in Section 2.01.

          "Distribution" is defined in the recitals to this Agreement.

          "Distribution Agent" means SunTrust Bank, Atlanta, in its capacity as agent for Equifax in connection with the Distribution.

          "Distribution Date" means the date upon which the Distribution shall be effective, as determined by the Board of Directors of Equifax, or such committee of such Board of Directors as shall be designated by the Board of Directors of Equifax.

          "Effective Time" means 11:59 p.m. Atlanta time on June 30, 2001.

          "EIS" means Equifax Information Services, LLC, a wholly-owned subsidiary of Equifax organized under the laws of the State of Georgia, formerly known as Equifax Credit Information Services, Inc.

          "Employee Benefits Agreement" means the Employee Benefits Agreement entered into at or prior to the Effective Time between Equifax and Certegy, as amended from time to time.

          "Equifax Business" means the business now or formerly conducted by Equifax and its present and former subsidiaries, joint ventures and partnerships, other than the Certegy Business.

          "Equifax Common Stock" means the outstanding shares of common stock, $1.25 par value, of Equifax.

          "Equifax Group" means Equifax and its subsidiaries, joint ventures and partnerships, excluding any member of the Certegy Group.

          "Equifax Liabilities" means (i) Liabilities of any member of the Equifax Group under this Agreement or any Ancillary Agreement, and (ii) Liabilities, other than Certegy Liabilities, incurred in connection with the operation of the Equifax Business, whether arising before, at, or after the Effective Time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "FBS" means Certegy First Bankcard Systems, Inc., a wholly-owned subsidiary of Equifax organized under the laws of the State of Georgia.

          "Form 10" means the registration statement on Form 10 filed by Certegy with the Commission to effect the registration of the Certegy Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

          "Group" means the Equifax Group or the Certegy Group, as the context so requires.

          "Guaranteed Certegy Liabilities" means the Certegy Liabilities on which any member of the Equifax Group is an obligor by reason of any guarantee or contractual commitment, including Liabilities under any contract assumed by any member of the Certegy Group from any member of the Equifax Group with respect to which any member of the Equifax Group remains liable.

          "Guaranteed Equifax Liabilities" means the Equifax Liabilities on which any member of the Certegy Group is an obligor by reason of any guarantee or contractual commitment, including Liabilities under any contract assumed by any member of the Equifax Group from any member of the Certegy Group with respect to which any member of the Certegy Group remains liable.

          "Indemnifiable Loss" means any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) in connection with any and all Actions or threatened Actions.

          "Information Statement" means the information statement required by the Commission to be sent to each holder of Equifax Common Stock in connection with the Distribution, and prepared in accordance with the Exchange Act.

          "Intellectual Property Agreement" means the Intellectual Property Agreement entered into at or prior to the Effective Time between Equifax and Certegy, as amended from time to time.

          "Intercompany Data Purchase Agreement" means the Intercompany Data Purchase Agreement entered into at or prior to the Effective Time between Equifax and Certegy, as amended from time to time.

          "IRS" means the United States Internal Revenue Service.

          "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement or any

Ancillary Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "Payment Services" means Certegy Payment Services Inc., a wholly-owned subsidiary of Equifax organized under the laws of the State of Delaware.

          "Prime Rate" means the rate of interest announced by SunTrust Bank from time to time as its "prime rate," "prime lending rate," "base rate" or similar reference rate. In the event the Prime Rate is discontinued as a standard, the parties, by mutual agreement, shall designate a comparable reference rate as a substitute therefor. For purposes hereof, the Prime Rate in effect at the close of business on each business day of SunTrust Bank, Atlanta, Georgia shall be the Prime Rate for that day and any immediately succeeding non-business day or days.

          "PSG Balance Sheet" means the consolidated balance sheet of the Certegy Group as of the Effective Time, which balance sheet shall be prepared by Equifax on a basis consistent with Equifax's historical practices for the preparation of monthly divisional balance sheets.

          "Rabbi Trusts" means the trusts established by Equifax pursuant to that certain Grantor Trust Agreement dated as of February 4, 2000, as amended, and the trust established by Equifax pursuant to that certain Trust Agreement dated December 29, 1989, as amended.

          "Real Estate Agreements" means all deeds, subleases, releases, assignments, consents and agreements (including without limitation the Agreement Regarding Leases) relating to the conveyance to Certegy of the Real Estate Assets and the division of real property and interests therein between members of the Equifax Group and members of the Certegy Group entered into as of or prior to the Distribution Date, in each case as amended from time to time.

          "Real Estate Assets" means the real estate owned by the Equifax Group and used by PSG that is to be conveyed to PSG pursuant to the Real Estate Agreements.

          "Record Date" means the date designated by or under the authority of Equifax's Board of Directors as the record date for determining the shareholders of Equifax entitled to receive the Distribution.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Services Agreements" means the Transition Support Agreement, Agreement Regarding IBM UK Mainframe Services, Agreement Regarding IBM Australian Mainframe and Network Services, US and UK Network Services "Authorized User" Agreement, IBM United Kingdom Limited Transition Services Agreement, and Agreement Regarding IBM Canadian Data Center Services Agreement.

          "Sold PSG Business" means any of the Assets or businesses related to the Certegy Business formerly owned, directly or indirectly, by Equifax and heretofore sold.

          "Stock Benefit Trust" means the Trust Agreement between Equifax and Wachovia Bank of North Carolina, N.A. dated July 7, 1993.

     "Tax" shall have the meaning given to such term in the Tax Sharing and Indemnification Agreement.

     "Tax Sharing and Indemnification Agreement" means the Tax Sharing and Indemnification Agreement entered into at or before the Effective Time between Equifax and Certegy, as amended from time to time.

     "Transition Support Agreement" means the Transition Support Agreement entered into at or prior to the Effective Time between Equifax and Certegy, as amended from time to time.

                                  ARTICLE II
                 REORGANIZATION; CONVEYANCE OF CERTAIN ASSETS;
                      ASSUMPTION OF CERTAIN LIABILITIES;
                 CERTAIN PAYMENTS; AND TRANSITION ARRANGEMENTS

     Section 2.01. Reorganization. On or prior to the Distribution Date and
                   --------------
effective as of the Effective Time, Equifax shall contribute to Certegy all of the Certegy Assets in exchange for (i) the Borrowing Proceeds and (ii) a number of shares of Certegy Common Stock that when combined with the shares of Certegy Common Stock already owned by Equifax shall equal all the shares to be distributed as provided in Section 3.03 below (the "Contribution").

     Section 2.02. Conveyance of Assets; Discharge of Liabilities. Except as
                   ----------------------------------------------
otherwise expressly provided herein or in any of the Ancillary Agreements:

          (a) Effective as of the Effective Time (i) all Certegy Assets are intended to be and shall become Assets of the Certegy Group, (ii) all Certegy Liabilities are intended to be and shall become the Liabilities of the Certegy Group, and (iii) all other Assets and Liabilities of Equifax and its subsidiaries are intended to be and shall remain exclusively the Assets and Liabilities of the Equifax Group.

          (b) Effective as of the Effective Time, Equifax agrees to transfer or cause to be transferred to Certegy or to such other members of the Certegy Group as Certegy may designate all right, title and interest of the Equifax Group in and to all of the Certegy Assets.

          (c) Certegy agrees that, effective as of the Effective Time, it will transfer or cause to be transferred to Equifax or to such other member of the Equifax Group as Equifax may designate all right, title and interest of the Certegy Group in and to all Assets that are not Certegy Assets.

          (d) Certegy agrees that it will, or will cause another member of the Certegy Group designated by Certegy to, (i) assume any of the Certegy Liabilities for which a member of the Certegy Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the Certegy Liabilities, at and after the Effective Time.

          (e) Equifax agrees that it will, or will cause another member of the Certegy Group designated by Equifax to, (i) assume any of the Equifax Liabilities for which a member of the Equifax Group is not the obligor, effective as of the Effective Time, and (ii) timely pay and discharge all of the Equifax Liabilities, at and after the Effective Time.

          (f) In the event that any conveyance of an Asset required hereby is not effected at or before the Effective Time, the obligation to transfer such Asset shall continue past the Effective Time and shall be accomplished as soon thereafter as practicable.

          (g) If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party and such consent has not been obtained by the Effective Time, then (unless otherwise expressly agreed by Equifax and Certegy) such Asset shall not be transferred until such consent has been obtained, and Equifax and Certegy, as the case may be, shall cause the owner of such Asset to use all reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset and cause such owner to enforce such Asset for the benefit of such member, in each case to the extent that such action does not cause a breach or default under such Asset. Both parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset as of the Effective Time.

          (h) From and after the Effective Time, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property received that is an Asset of the other party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by wire transfer not more than five business days after receipt of such payment.

          (i) Except as expressly set forth in this Agreement, any Ancillary Agreement, or any instrument or document contemplated by this Agreement or any Ancillary Agreement, neither any member of the Equifax Group nor any member of the Certegy Group has made or shall be deemed to have made any representation or warranty as to (i) the Assets, business or Liabilities retained, transferred or assumed as contemplated hereby or thereby, (ii) any consents or approvals required in connection with the transfer or assumption by such party of any Asset or Liability contemplated by this Agreement, (iii) the value or freedom from any lien, claim, equity or other encumbrance of, or any other matter concerning, any Assets of such party, (iv) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset of such party, or (v) the legal sufficiency of any assignment, document or instrument delivered to convey title to any Asset transferred. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS WERE, OR ARE BEING, TRANSFERRED, OR ARE BEING RETAINED, ON AN "AS IS," "WHERE IS" BASIS AND THE RESPECTIVE TRANSFEREES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE OR OTHER TRANSFER SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE A TITLE THAT IS FREE AND CLEAR OF ANY LIEN, CLAIM, EQUITY OR OTHER ENCUMBRANCE.

     Section 2.03.  Ancillary Agreements.  As of the Effective Time,
                    --------------------
Equifax and Certegy (or their appropriate subsidiaries) will execute and deliver:

          (a)  A duly executed Employee Benefits Agreement;

          (b)  A duly executed Tax Sharing and Indemnification Agreement;

          (c)  A duly executed Intercompany Data Purchase Agreement;

          (d)  A duly executed copy of each of the Services Agreements;

          (e)  A duly executed Intellectual Property Agreement;

          (f)  A duly executed copy of each of the Real Estate Agreements; and

          (g) Such other agreements, leases, subleases, documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     Section 2.04.  Issuance of Certegy Common Stock.  On or before the
                    --------------------------------
Distribution Date, and in exchange for the transfer by Equifax to Certegy of the stock and assets as provided above, and the surrender for reissue of all certificates representing outstanding Certegy Common Stock, Certegy will issue and deliver to Equifax a certificate representing shares of Certegy Common Stock constituting all the shares to be distributed as provided in Section 3.03 below.

     Section 2.05.  Resignations.
                    ------------

          (a) On or before the Distribution Date, Certegy will deliver or cause to be delivered to Equifax resignations of each person who will be an employee of Certegy or another member of the Certegy Group from and after the Distribution Date and who is an officer or director of Equifax or any of its subsidiaries or affiliates not constituting a member of the Certegy Group immediately prior to the Distribution Date, except for persons identified in the Information Statement as continuing directors of Equifax or other members of the Equifax Group.

          (b) On or before the Distribution Date, Equifax will deliver or cause to be delivered to Certegy resignations of each person who will be an employee of Equifax or another member of the Equifax Group from and after the Distribution Date and who is an officer or director of Certegy or any of its subsidiaries or affiliates not constituting a member of the Equifax Group immediately prior to the Distribution Date, except for persons identified in the Information Statement as continuing directors of Certegy or other members of the Certegy Group.

     Section 2.06.  Conduct of Certegy Pending Distribution.
                    ---------------------------------------

          (a) Prior to the Distribution Date, Certegy shall not, without the prior consent of Equifax, make any press release concerning the Distribution and shall use its best efforts not to take any action which may prejudice or delay the consummation of the Distribution. Prior to the Distribution Date, Certegy further agrees regularly to apprise Equifax of public announcements to or the dissemination of materials for financial analysts or other persons relating to its business and the Distribution.

          (b) Prior to the Distribution Date, the business of Certegy shall be operated for the sole benefit of Equifax as Certegy's sole shareholder; provided however, that upon consummation of the Distribution, the business of Certegy shall be deemed to have been operated for the sole benefit of Certegy and its new shareholders, as of and after the Effective Time. On the Distribution Date, (i) any amounts advanced, incurred or contributed by any member of the Equifax Group to or for the benefit of any member of the Certegy Group after the Effective Time (other than amounts advanced or contributed to Certegy for costs or expenses to be paid by Equifax in accordance with Section 15.01) shall be repaid by Certegy, in addition to any payments prescribed by Section 8.03 hereof, and (ii) any amounts advanced, incurred or contributed by any member of the Certegy Group to or for the benefit of any member of the Equifax Group after the Effective Time shall be repaid by Equifax, in addition to any payments prescribed by Section 8.03 hereof.

     Section 2.07. Certegy Revolving Credit Agreement. Certegy shall use all
                   ----------------------------------
reasonable efforts promptly to obtain, and to satisfy all conditions for borrowing under the Certegy Revolving Credit Agreement in an amount sufficient to allow Certegy to generate the Borrowing Proceeds and conduct the business of Certegy after the Distribution Date.

     Section 2.08.  Guaranteed Certegy and Equifax Liabilities.
                    ------------------------------------------

          (a) Certegy shall use all reasonable efforts (excluding payment of money or incurrence of Liabilities) to obtain as promptly as practicable after the Distribution Date the release of all members of the Equifax Group from any obligations with respect to Guaranteed Certegy Liabilities. In no event shall any member of the Certegy Group take any action with respect to any Guaranteed Certegy Liabilities which could be reasonably expected to adversely affect the Equifax Group members in any way including, without limitation, extending the term of any Guaranteed Certegy Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all Equifax Group members is released as to any extended or modified liability obligations under such Guaranteed Certegy Liabilities or Equifax otherwise consents in writing.

          (b) Equifax shall use all reasonable efforts (excluding payment of money or incurrence of Liabilities) to obtain as promptly as practicable after the Distribution Date the release of all members of the Certegy Group from any obligations with respect to Guaranteed Equifax Liabilities. In no event shall any member of the Equifax Group take any action with respect to any Guaranteed Equifax Liabilities which could be reasonably expected to adversely affect the Certegy Group members in any way including, without limitation, extending the term of any Guaranteed Equifax Liabilities or increasing the liability guaranteed thereunder, unless the guarantee or obligation of all Certegy Group members is released as to any extended or modified liability obligations under such Guaranteed Equifax Liabilities or Certegy otherwise consents in writing.

          (c) In the event that any Equifax Group member is required to pay or otherwise satisfy any Guaranteed Certegy Liabilities, without limiting any of Equifax's rights and remedies against Certegy under this Agreement or otherwise, in order to secure Certegy's indemnity obligations to Equifax hereunder in respect of such Guaranteed Certegy Liabilities, Equifax shall be entitled to all the rights of the payee in any property of any member of the Certegy Group pledged as security for such Guaranteed Certegy Liabilities.

          (d) In the event that Certegy Group member is required to pay or otherwise satisfy any Guaranteed Equifax Liabilities, without limiting any of Certegy's rights and remedies against Equifax under this Agreement or otherwise, in order to secure Equifax's indemnity obligations to Certegy hereunder in respect of such Guaranteed Equifax Liabilities, Certegy shall be entitled to all the rights of the payee in any property of any member of the Equifax Group pledged as security for such Guaranteed Equifax Liabilities.

     Section 2.09.  Insurance.
                    ---------

          (a) Following the Distribution, Certegy will use its best efforts to procure and maintain directors' and officers' liability insurance coverage at least equal to the amount of Equifax's current directors' and officers' insurance coverage for a period of five (5) years from the Distribution Date with respect to directors and officers of Equifax who are or will become directors and officers of Certegy as of the Distribution Date for acts as directors and officers of members of the Certegy Group for periods from and after the Distribution Date.

          (b) Following the Distribution, Equifax will use its best efforts to maintain directors' and officers' liability insurance coverage at least equal to the amount of Equifax's current directors' and officers' liability insurance coverage for a period of five (5) years from the Distribution Date with respect to the directors and officers of Equifax who are or will become directors and officers of members of the Certegy Group as of the Distribution Date for acts as directors and officers of members of the Equifax Group during periods prior to the Distribution Date.

                                  ARTICLE III
                               THE DISTRIBUTION

     Section 3.01.  Cooperation Prior to the Distribution.
                    -------------------------------------

          (a) Equifax and Certegy shall prepare, and Equifax shall mail to the holders of Equifax Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning Certegy, the Distribution and any other appropriate matters. Equifax and Certegy shall also prepare, and Certegy shall file with the Commission, the Form 10, which shall include the Information Statement. Equifax and Certegy shall use all reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

          (b) Equifax shall, as the sole shareholder of Certegy, approve and adopt the Certegy employee benefit plans contemplated by the Employee Benefits Agreement and Equifax and Certegy shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective not later than the Distribution Date any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan of Certegy contemplated by the Employee Benefits Agreement, including without limitation, a Form S-8 with respect thereto.

          (c) Equifax and Certegy shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the

United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

          (d) Certegy shall prepare, file, and use its best efforts to cause to be approved prior to the Record Date, the application to permit listing of the Certegy Common Stock on the New York Stock Exchange.

          (e) Equifax and Certegy shall take all such actions as may be deemed reasonably necessary to secure a favorable ruling from the IRS that the Distribution is not taxable to Equifax or its shareholders pursuant to Section 355 of the Code.

     Section 3.02.  Conditions Precedent to the Distribution. In no event shall
                    ----------------------------------------
the Distribution occur unless the following conditions shall have been satisfied or waived by Equifax:

          (a) Equifax's Board of Directors or a duly appointed committee thereof, shall, in its sole discretion, have established the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution;

          (b)  all necessary regulatory approvals shall have been received;

          (c) the Information Statement shall have been mailed to the holders of Equifax Common Stock;

          (d) the Form 10 shall have become effective under the Exchange Act, and all registration statements referred to under Section 3.01(b) shall have become effective under the Securities Act;

          (e) the Certegy Board of Directors, as named in the Form 10, shall have been elected by Equifax, as sole shareholder of Certegy, and the Certegy Articles and Certegy Bylaws shall have been adopted and be in effect;

          (f) the Certegy Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

          (g) Equifax and Certegy shall have taken all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement;

          (h) Equifax shall have received a favorable private letter ruling from the IRS that the Contribution constitutes a reorganization pursuant to
Section 368(a)(1)(D) of the Code and that the Distribution will not be taxable to Equifax or its shareholders pursuant to Section 355 of the Code, and such ruling shall continue in effect;

          (i) Certegy shall have entered into the Certegy Revolving Credit Agreement;

          (j)  the transactions described in Section 2.01 shall have occurred;

          (k) Certegy (or its appropriate subsidiary) shall have performed fully its (or their) obligations under Section 2.02;

          (l) no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect;

          (m) Equifax and Certegy shall each have performed its obligations under this Agreement and each Ancillary Agreement, which are required to be performed prior to or at the time of the Distribution; and

          (n) the parties shall have consummated those other transactions in connection with the Distribution that are contemplated by the Information Statement to be consummated prior to or at the time of the Distribution and are not specifically referred to in this Agreement or the Ancillary Agreements identified in Sections 2.03(a) - (f).

     Section 3.03.  The Distribution.  On or before the Distribution Date,
                    ----------------
subject to satisfaction or waiver of the conditions set forth in this Agreement, Equifax shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Certegy Common Stock held by the Equifax Group, endorsed in blank, and shall instruct the Distribution Agent, except as otherwise provided in Sections 3.04 and 3.05, to distribute to each holder of record of Equifax Common Stock on the Record Date one share of Certegy Common Stock for each two shares of Equifax Common Stock so held either by crediting the holder's brokerage account or by delivering a certificate or certificates representing such shares. Certegy agrees to provide all certificates for shares of Certegy Common Stock that the Distribution Agent shall require in order to effect the Distribution.

     Section 3.04.  Fractional Shares.  The Distribution Agent shall not
                    -----------------
distribute any fractional shares of Certegy Common Stock. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the proceeds from such sales, based upon the average gross selling price of all such Certegy Common Stock, to each holder of Equifax Common Stock who would otherwise have received a fractional share of Certegy Common Stock.

     Section 3.05.  Stock Trusts. The Distribution Agent shall not distribute in
                    ------------
the Distribution any shares of Certegy Common Stock to the Stock Benefit Trust, the Rabbi Trusts or any person holding Equifax Common Stock pursuant to any Equifax restricted stock plan, if and to the extent Equifax so instructs the Distribution Agent after receipt of a waiver of the right to receive any Certegy Common Stock from any such Equifax shareholder.


                                  ARTICLE IV
                                INDEMNIFICATION

     Section 4.01.  Certegy Indemnification of the Equifax Group. On and after
                    --------------------------------------------
the Distribution Date, Certegy shall indemnify, defend and hold harmless each member of the

Equifax Group, and each of their respective directors, officers, employees and agents (the "Equifax Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Equifax Indemnitees and arising out of, or due to, (a) the failure of Certegy or any member of the Certegy Group to pay, perform or otherwise discharge, any of the Certegy Liabilities and (b) any untrue statement or alleged untrue statement of any material fact contained in the preliminary or final Form 10, the preliminary or final Information Statement or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than the information about Equifax included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled "Summary - Our Business," "Summary - The Distribution," and "The Distribution - Reasons for the Distribution," or any amendment or supplement thereto).

          Section 4.02.  Equifax Indemnification of Certegy Group.  On and after
                         ----------------------------------------
the Distribution Date, Equifax shall indemnify, defend and hold harmless each member of the Certegy Group and each of their respective directors, officers, employees and agents (the "Certegy Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Certegy Indemnitees and arising out of, or due to, (a) the failure of Equifax or any member of the Equifax Group to pay, perform or otherwise discharge, any of the Equifax Liabilities and (b) any untrue statement or alleged untrue statement of any material fact regarding Equifax included in the sections of the Information Statement attached as Exhibit 99.1 to the Form 10 entitled "Summary - Our Business," "Summary - The Distribution," and "The Distribution - Reasons for the Distribution," or any amendment or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

          Section 4.03.  Contribution.  In circumstances in which the indemnity
                         ------------
agreements provided for in Sections 4.01(b) and 4.02(b) are unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Indemnifiable Losses, each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such Indemnifiable Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Certegy or Equifax, the parties' relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

          Section 4.04.  Insurance and Third Party Obligations.  No insurer or
                         -------------------------------------
any other third party shall be, by virtue of the foregoing indemnification provisions, (a) entitled to a benefit it would not be entitled to receive in the absence of such provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                   ARTICLE V
                          INDEMNIFICATION PROCEDURES

          Section 5.01.  Notice and Payment of Claims.  If any Equifax or
                         ----------------------------
Certegy Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by a party (the "Indemnifying Party") under Article IV (other than in connection with any Action or claim subject to Section 5.02), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

          Section 5.02.  Notice and Defense of Third Party Claims.  Promptly
                         ----------------------------------------
following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 5.02 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party shall by giving written notice thereof to the Indemnified Party, (a) acknowledge, as between the parties hereto, liability for, and at its option elect to assume the defense of such Third Party Claim at its sole cost and expense or (b) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 5.02 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same 30 day period give the Indemnified Party written notice acknowledging liability or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified

Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification under Article IV, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

                                  ARTICLE VI
                               EMPLOYEE MATTERS

          Section 6.01.  Employee Benefits Agreement.  All matters relating to
                         ---------------------------
or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the Equifax Group or the Certegy Group shall be governed by the Employee Benefits Agreement, except as may be expressly stated herein or therein, and except that Article VIII shall apply with respect to such matters to the extent otherwise applicable. In the event of any inconsistency with respect to such matters between the Employee Benefits Agreement and this Agreement or any Ancillary Agreement, the Employee Benefits Agreement shall govern to the extent of the inconsistency.

                                  ARTICLE VII
                                  TAX MATTERS

          Section 7.01.  Tax Sharing and Indemnification Agreement.  All matters
                         -----------------------------------------
relating to Taxes shall be governed exclusively by the Tax Sharing and Indemnification Agreement, except as may be expressly stated herein or therein, and except that Article VIII shall apply with respect to such matters to the extent otherwise applicable. In the event of any inconsistency with respect to such matters between the Tax Sharing and Indemnification Agreement and this Agreement or any other Ancillary Agreement, the Tax Sharing and Indemnification Agreement shall govern to the extent of the inconsistency.

                                 ARTICLE VIII
                              ACCOUNTING MATTERS

          Section 8.01.  Allocation of Prepaid Items and Reserves.  All prepaid
                         ----------------------------------------
items and reserves that have been maintained by Equifax on a consolidated basis but that relate in part to assets or liabilities of the Certegy Group shall be allocated between Equifax and Certegy as determined by Equifax in its reasonable discretion.

          Section 8.02.  Intercompany Accounts.  On or before the Distribution
                         ---------------------
Date, Equifax shall prepare and deliver to Certegy a preliminary PSG Balance Sheet which shall set forth good faith estimates of all intercompany account balances between members of the Equifax Group and members of the Certegy Group as of the Effective Time, after giving effect to any intercompany dividends made or declared on or before the Distribution Date and any other transfers of assets or liabilities between the Groups before the Distribution Date pursuant to the express terms of this Agreement or any Ancillary Agreement. On or before the Distribution Date, all estimated intercompany account balances owing as set forth on the preliminary PSG Balance Sheet shall be settled and paid in full by Certegy or Equifax, as the case may be. Within 30 business days after the Effective Time, Equifax shall prepare and deliver to Certegy a final PSG Balance Sheet which shall set forth all intercompany account balances between members of the Equifax Group and members of the Certegy Group as of the Effective Time, after giving effect to any intercompany dividends made or declared on or before the Distribution Date and any other transfers of assets or liabilities between the Groups before the Distribution Date pursuant to the express terms of this Agreement or any Ancillary Agreement. Within ten business day after the delivery of the final PSG Balance Sheet, Equifax shall pay to Certegy or Certegy shall pay to Equifax, as the case may be, the difference between the estimated account balances set forth on the preliminary PSG Balance Sheet and the final account balances set forth on the final PSG Balance Sheet. Notwithstanding anything contained herein to the contrary, Equifax may at its option contribute to Certegy or its subsidiaries amounts owed by any member of the Certegy Group to any member of the Equifax Group as a contribution to the capital of Certegy in lieu of payment of such amounts to the Equifax Group by the Certegy Group. Any disputes arising from the adjustments required by the final PSG Balance Sheet shall be resolved in accordance with Section 15.10 hereof.

                                  ARTICLE IX
                          DATA, PRODUCTS AND SERVICES

          Section 9.01.  Intercompany Data Purchase Agreement.  All matters
                         ------------------------------------
relating to the ownership of and the right to use data owned or maintained by any member of the Equifax Group or the Certegy Group shall be governed exclusively by the Intercompany Data Purchase Agreement, except as may be expressly stated herein or therein, and except that Article VIII shall apply with respect to such matters to the extent otherwise applicable. In the event of any inconsistency with respect to such matters between the Intercompany Data Purchase Agreement and this Agreement or any Ancillary Agreement, the Intercompany Data Purchase Agreement shall govern to the extent of the inconsistency.

                                   ARTICLE X
                             INTELLECTUAL PROPERTY

          Section 10.01. Intellectual Property Agreement.  All matters relating
                         -------------------------------
to the ownership and right to use intellectual property, other than data, shall be governed exclusively by the Intellectual Property Agreement, except as may be expressly stated herein or therein, and except that Article VIII shall apply with respect to such matters to the extent otherwise applicable. In the event of any inconsistency with respect to such matters between the Intellectual Property Agreement and this Agreement or any Ancillary Agreement, the Intellectual Property Agreement shall govern to the extent of the inconsistency.

                                  ARTICLE XI
                              TRANSITION SUPPORT

          Section 11.01. Services Agreements.  All matters relating to the
                         -------------------
provision of support and other services by the Equifax Group to the Certegy Group and the Certegy Group to the Equifax Group after the Effective Time, covered by the Services Agreements, shall be governed exclusively by the respective Services Agreements, except as may be expressly stated herein or therein, and except that Article VIII shall apply with respect to such matters to the extent otherwise applicable. In the event of any inconsistency with respect to such matters between a particular Services Agreement and this Agreement or any other Ancillary Agreement, the particular Services Agreement shall govern to the extent of the inconsistency.

                                  ARTICLE XII
                             REAL PROPERTY MATTERS

          Section 12.01. Real Estate Agreements.  All matters relating to real
                         ----------------------
property to be owned, leased, subleased, occupied, or shared by the Equifax Group or the Certegy Group after the Effective Time shall be governed by the Real Estate Agreements, except as may be expressly stated herein or therein, and except that Article VIII shall apply with respect to such matters to the extent otherwise applicable. In the event of any inconsistency with respect to such matters between the Real Estate Agreements and this Agreement or any Ancillary Agreement, the Real Estate Agreements shall govern to the extent of the inconsistency.

                                 ARTICLE XIII
                                  INFORMATION

          Section 13.01. Provision of Corporate Records.  As soon as
                         ------------------------------
practicable following the Effective Time, Equifax and Certegy shall each arrange for the provision to the other of existing corporate documents (e.g. minute books, stock registers, stock certificates, documents of title, contracts, etc.) in its possession relating to the other or its business and affairs or to any other entity that is part of such other's respective Group or to the business and affairs of such other entity.

          Section 13.02. Access to Information.  From and after the Effective
                         ---------------------
Time, Equifax and Certegy shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other or a member of its Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes.

          Section 13.03. Litigation Cooperation.  Equifax and Certegy shall
                         ----------------------
each use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents, and the officers, directors, employees and agents of its subsidiaries, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other, or of any entity that is part of the others' respective Group, prior to the Effective Time in which the requesting party or one of its subsidiaries may from time to time be involved. The requesting party shall bear all out-of-pocket costs and expenses in connection therewith. In connection with any matter contemplated by this Section 13.03, at the request of either party, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any attorney-client privilege or work product immunity of any member of any Group.

          Section 13.04. Retention of Records.  Except as otherwise required by
                         --------------------
law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, either party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such party with respect to its own records.

          Section 13.05. Confidentiality.  Each party shall, and shall cause
                         ---------------
each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information of or concerning the other party or its Group (except to the extent that this Agreement or any Ancillary Agreement permits or requires the use or disclosure of such information or to the extent such information can be shown to have been (a) in the public domain through no fault of the persons subject to the restrictions of this Section ("receiving party"), (b) later lawfully acquired after the Effective Time on a non-confidential basis from a third party or (c) independently generated without any reference to any proprietary or confidential information of the other party or its Group), and no receiving party shall (i) use such information, except for the benefit of the other party's Group in connection with the performance of this Agreement or the Ancillary Agreements, or (ii) disclose such information to any other person or entity, except its employees, directors, officers, agents, auditors, attorneys, financial advisors, bankers and other consultants and advisors who need to know such information and who shall be advised of the obligations contained in this Section 13.05 and be bound by them. Each receiving party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other party or its Group if it exercises the same care as it takes to preserve confidentiality for its own similar information. The covenants in this Section
13.05 shall survive the transactions contemplated by this Agreement and shall continue indefinitely; provided, however, that the covenants in this Section
13.05 shall terminate with respect to any information not constituting a trade secret under applicable law on the third anniversary of the later of the Distribution Date or the date on which the party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation).

          Section 13.06. Ownership of Information.  Any information owned by
                         ------------------------
one party or any of its subsidiaries that is provided to a requesting party pursuant to Article V, Article XV, or this Article XIII shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

                                  ARTICLE XIV
                             INTEREST ON PAYMENTS

          Section 14.01. Interest.  Except as otherwise expressly provided in
                         --------
this Agreement or an Ancillary Agreement, all payments by one party to the other under this Agreement or any Ancillary Agreement shall be paid, by company check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a rate of simple interest per annum equal to the Applicable Rate. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by applicable law (including, without limitation, O.C.G.A. (S) 7-4-18) and, in the event any such excess payment is made or received, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded).

                                  ARTICLE XV
                                 MISCELLANEOUS

          Section 15.01. Expenses.  Except as specifically provided in this
                         --------
Agreement or any Ancillary Agreement or in any other agreement between the parties, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and with the consummation of the transactions contemplated by this Agreement (including transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors), together with any other amount expressly agreed by Equifax in writing, shall be paid by Equifax. Without limiting the foregoing, Equifax shall pay the legal, filing, accounting, printing, and other expenses in connection with the preparation, printing and filing of the Form 10 and the Information Statement.

          Section 15.02. Notices.  All notices and communications under this
                         -------
Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

          If to Equifax, to:            Equifax Inc.
                                        1550 Peachtree Street, N.W.
                                        Atlanta, Georgia 30309
                                        Attention: Philip J. Mazzilli
                                                   Chief Financial Officer
                                        Fax: (404) 885-8682
          with a copy to:               Equifax Inc.
                                        1550 Peachtree Street
                                        Atlanta, Georgia 30309
                                        Attention: Kent E. Mast
                                                   General Counsel
                                        Fax: (404) 885-8988

          If to Certegy, to:            Certegy Inc.
                                        555 North Pointe Centre East
                                        Alpharetta, Georgia 30022
                                        Attention: Bruce S. Richards
                                                   Corporate Vice President
                                                   General Counsel and Secretary
                                        Fax: (678) 867-8100

          with a copy to:               Certegy Inc.
                                        P.O. Box 349
                                        Alpharetta, Georgia 30009
                                        Attention: Michael T. Vollkommer
                                                   Corporate Vice President and
                                                   Chief Financial Officer
                                        Fax: (678) 867-8100

     Either party may, by written notice delivered to the other party in accordance with this Section 15.02, change the address to which delivery of any notice shall thereafter be made.

     Section 15.03.  Amendment and Waiver.  This Agreement may not be altered or
                     --------------------
amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     Section 15.04.  Entire Agreement.  This Agreement, together with the
                     ----------------
Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement with respect to the subject matter thereof, the provisions of such Ancillary Agreement shall prevail to the extent of the inconsistency.

     Section 15.05.  Consolidation, Merger, Etc.; Parties in Interest;
                     -------------------------------------------------
Termination.
-----------

          (a) Without limiting Section 15.05(b), neither party (referred to in this Section 15.05(a) as a "transferring party") shall consolidate with or merge into any other entity or directly or indirectly convey, transfer or lease all or substantially all of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other party hereto, in form reasonably satisfactory to such other party, all of the Liabilities of the transferring party under this Agreement and the Ancillary Agreements and the due and punctual performance or observance of every agreement and covenant of this Agreement and Ancillary Agreements on the part of the transferring party to be performed or observed.

          (b) Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the Equifax Group and the Certegy Group and the Equifax Indemnitees and Certegy Indemnitees under Articles IV and V hereof.

          (c) This Agreement (including Articles IV and V hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of Equifax without the approval of Certegy or the shareholders of Equifax. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Articles IV and V shall not be terminated or amended after the Distribution in respect of any Equifax Indemnitee or Certegy Indemnitee without the consent of such person.

     Section 15.06.  Further Assurances and Consents.  In addition to the
                     -------------------------------
actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals, make any filings and applications and remove any liens, claims, equity or other encumbrance on an Asset of the other party necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

     Section 15.07.  Severability.  The provisions of this Agreement are
                     ------------
severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

     Section 15.08.  Governing Law.  This Agreement shall be construed in
                     -------------
accordance with, and governed by, the laws of the State of Georgia, without regard to the conflicts of law rules of such state.

     Section 15.09.  Counterparts.  This Agreement may be executed in one or
                     ------------
more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

     Section 15.10.  Disputes.
                     --------

          (a) Except as otherwise provided in any Ancillary Agreement, all disputes, controversies or claims between members of the Equifax Group and the Certegy Group, which are parties to this Agreement or any Ancillary Agreement, arising out of or relating to this Agreement or any Ancillary Agreement or the performance by the parties of its or their terms, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be resolved only in accordance with the provisions of this Section 15.10; provided, however, that nothing contained herein shall preclude any party to a Dispute from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement or any Ancillary Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section 15.10 hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Any party or parties to a Dispute of either Group may give the parties to the Dispute of the other Group written notice of the Dispute initiating the procedures hereunder. Within 10 days after delivery of the notice of a Dispute, the receiving parties shall submit to the other a written response. The notice and the response shall include a statement of each party's respective position and a summary of arguments supporting that position and the name and title of the executive who will represent the claimants and of any other person who will accompany such executive in resolving the Dispute. Within twenty (20) days after delivery of the first notice, the executives of both Groups shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

          (c)  If the Dispute has not been resolved by negotiation within sixty
(60) days of the notice of Dispute, the Dispute may then be submitted for resolution by binding arbitration by a panel of three arbitrators conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the "Rules"), as modified by this Section 15.10. Arbitration shall be initiated by notice from the parties to a Dispute of either Group ("claimants") given to the parties to the Dispute of the other Group ("respondents"). The claimants acting jointly, on the one hand, and the respondents acting jointly, on the other hand, shall each appoint one arbitrator within 14 days after the claimants give an arbitration notice. The two arbitrators so appointed shall designate the third arbitrator by mutual agreement within 30 days after the arbitration notice is given. If the two arbitrators so appointed fail to designate the third arbitrator within such period, then any party may request the International Chamber of Commerce to appoint the third arbitrator within 14 days after such request. The third arbitrator shall be a lawyer licensed to practice in the State of Georgia who shall not be related to, employed by, affiliated with or have had a substantial or ongoing business relationship with any member of either Group.

          (d) The arbitration shall be conducted in Atlanta, Georgia (or at any other place agreed upon by the parties and the arbitrators). The parties will facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by this Section 15.10, the Rules or by the Arbitrators for submission of evidence or briefs. All issues in connection with the Dispute, including procedural issues, shall be decided by the concurrence of at least two arbitrators, and all decisions by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The panel of arbitrators shall decide the issues submitted to it in accordance with the language and commercial purposes of this Agreement or the relevant Ancillary Agreement (as applicable); provided that all questions of law shall be governed by the internal laws of the State of Georgia, without regard to its conflict of laws rules. The arbitrators' decision shall be final and binding as to all matters at issue in the Dispute; provided, however, if necessary such decision may be enforced by either party in any court having jurisdiction over the parties or the subject matter of the Dispute. Unless the arbitrators shall assess the costs and expenses of the arbitration proceeding and of the parties differently, each party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrators shall be shared equally by the parties.

     Section 15.11.  Headings.  The Article and Section headings set forth in
                     --------
this Agreement are included for administrative, organizational and convenience purposes, and are not intended to affect the meaning of the provisions set forth in this Agreement or to be used in the interpretation of this Agreement.

                     [signatures appear on following page]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                                   EQUIFAX INC.



                                   By:     /s/ Kent E. Mast
                                      ----------------------------------------
                                      Title: Corporate Vice President, General
                                      Counsel and Secretary

                                   CERTEGY INC.



                                   By:     /s/ Bruce S. Richards
                                      ----------------------------------------
                                      Title: Corporate Vice President, General
                                      Counsel and Secretary